EXHIBIT 10.5
Severance Agreement
Alfredo Gangotena
c/o Sotheby’s
1334 York Avenue
New York, New York 10021
Dear Alfredo:
This letter agreement (the “Agreement”) sets forth our understanding with respect to your rights and obligations in the event of the termination of your employment with Sotheby’s (together with all of its subsidiaries and related entities “Sotheby’s” or the “Company”). This Agreement is being entered into with your acceptance of employment. This offer of employment and the benefits under this Agreement are contingent upon your eligibility to work legally in the U.S. and your commencement of employment no later than March 31, 2014.
This Agreement is being provided to you because you will be a key employee at the Company and will be performing highly specialized and unique duties for the Company. Consequently, Sotheby’s is offering you the following terms and financial enhancements to ensure your loyalty to the Company. Defined terms used herein are used with the meanings given to them in Exhibit A.

(1)	Severance Arrangements.

(a)
If at any time from the date you commence employment with the Company through December 31, 2015 (the “Applicable Period”), your employment by the Company is terminated by you for Good Reason or by the Company without Cause, the Company shall pay you the following:

(i)
(x) Within fifteen (15) days of your termination date, payment of any unpaid base salary, signing bonus, accrued vacation, unpaid Business Development Allowance expenses, unpaid car allowance expenses through the date of termination, (y) within sixty (60) days of your termination date, reimbursement for any unreimbursed travel and entertainment expenses incurred through the date of termination, and (z) any amounts to which you are entitled under the Company’s benefit plans in accordance with their terms (“Accrued Obligations”);

(ii)
Within fifteen (15) days after approval thereof by the Compensation Committee, but no later than March 15 of the year following the bonus calendar year, any earned and unpaid cash incentive compensation amount for the calendar year prior to your date of termination, provided that you were an employee on the last day of such prior calendar year; and

(iii)
$2,700,000 which amount shall be in lieu of any severance payments or benefits to which you may otherwise be entitled, including but not limited to, any payments or benefits for which you could be eligible under the Sotheby’s, Inc. Severance Plan, any amended version of such Plan, or successor plan (the “Plan”). This amount shall be paid in a lump sum, less applicable withholdings, within seventy-four (74) days of termination of employment; provided all conditions set forth herein for receipt of this payment have been met and shall otherwise be forfeited.

(b)
If during the Applicable Period, your employment is terminated by the Company for Cause, or you terminate your employment without Good Reason, other than on account of death or Permanent Disability, the Company shall have no further obligations to you under this Agreement, except that the Company shall pay you any Accrued Obligations as defined above and shall continue to be obligated to you with respect to vested benefits in accordance with the terms of the applicable plans. Other than Accrued Obligations, you will not be eligible for any incentive compensation for any period prior to or after the date of termination of your employment.

(c)
If during the Applicable Period, your employment is terminated by the Company because of your Permanent Disability or death, the Company shall have no further obligations to you under this Agreement, except that the Company shall pay you or your estate any Accrued Obligations as defined above and shall continue to be obligated to you or your estate with respect to vested benefits in accordance with the terms of the applicable plans. Other than Accrued Obligations, you will not be eligible for any incentive compensation for any period prior to or after the date of termination of your employment.

(d)
During the term of this Agreement, you hereby agree to waive irrevocably any rights or benefits under the Plan in its current form, as it may be amended from time to time, or under a successor plan. Upon expiration of this Agreement, if you and the Company do not enter into a mutually agreed new severance agreement, you will immediately become eligible for benefits under the terms of the Company’s severance plan as then in effect.

(e)	This Agreement may be terminated by mutual written consent of the Parties without any payment obligation.

(f)
Any payments payable pursuant to this Paragraph 1 beyond Accrued Obligations shall only be payable if you deliver to the Company a release, in a form acceptable to the Company, in substantially the same form as required under the Plan, but shall contain a type of mutual non-disparagement clause and such other non-finanical terms as may be mutually agreed, of any and all your claims (except with regard to claims for amounts remaining due under this Agreement, other vested accrued benefits, claims under COBRA, or claims related to any rights of indemnification under the Company’s certification of incorporation or by-laws or claims under any directors and officers liability insurance policy) occurring up to the release date with regard to the Company and its respective past or present officers, directors, employees (to the extent such claims relate to their acting in such respective capacities) and such release becomes effective not later than the seventy-fourth (74th) day after termination of employment. If the seventy-four (74) day period spans more than one calendar year, any amounts payable pursuant to this Paragraph (1) in excess of Accrued Obligations shall not be made earlier than the first business day of the second calendar year.

(g)
Nothing in this Agreement shall preclude the Company from recouping, or refusing to pay, any cash or equity incentive-based compensation paid or payable to you in the event of a restatement of the Company’s financial statements but only to the extent that Section 954 of the Dodd Frank Act and regulations thereunder or other similar law has become effective and requires such recoupment or refusal to pay.

(2)
Certain Agreements. In consideration of the undertakings by the Company in Paragraph (1), you agree to be bound by the covenants and agreements set forth in Exhibit B hereto, subject to performance by the Company of its obligations under this Agreement.

(3)
Miscellaneous. You may not assign your rights or delegate your obligations under this Agreement. This Agreement shall inure to the benefit of your successors, heirs and personal representatives. Sotheby’s shall be entitled to withhold from any payments or deemed payments under this Agreement any amount of withholding required by law. This Agreement, including the agreements and policies referenced herein constitute the entire agreement between you and Sotheby’s concerning the subject matter of your employment. Any waiver or amendment of any provision of this Agreement must be in writing and signed by both parties.

(4)
Legal and Equitable Remedies. Sotheby’s shall be entitled to seek to enjoin a violation by you of any provision of Exhibit B. Moreover, the parties hereto acknowledge that the damages suffered by Sotheby’s as a result of any violation of this Agreement may be difficult to ascertain. Accordingly, the parties agree that in the event of a breach of this Agreement by you, Sotheby’s shall be entitled to seek specific enforcement by injunctive relief of your obligations to Sotheby’s. The remedies referred to above shall not be deemed to be exclusive of any other remedies available to Sotheby’s, including to enforce the performance or observation of the covenants and agreements contained in this Agreement.

(5)
Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or breach thereof (other than an action or proceeding for an injunction or other equitable relief pursuant to Paragraph (4) hereof), shall be settled by arbitration in New York City in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator. Any rights, defenses, or remedies available in a court of competent jurisdiction shall also be available to the parties in arbitration. The arbitrator’s award shall be final and binding upon both parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and such enforcement as the law of such jurisdiction may require or allow.

(6)
Severability. If at any time there is a judicial determination by any court of competent jurisdiction that any provision of this Agreement is unenforceable against you, the other provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to such maximum extent as the court may judicially determine or indicate to be enforceable under New York law.

(7)
Choice of Law/Choice of Forum. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York irrespective of the principles of conflicts of law, and you consent to the exclusive jurisdiction of the state and federal courts situated in New York City for the purpose of adjudicating any dispute (other than disputes required to be arbitrated under Paragraph (5) hereof relating to this Agreement).

(8)
Binding on Successor Company. This Agreement shall not be assignable by Sotheby’s or Sotheby’s, Inc. except in connection with a sale of all or substantially all of their respective assets or to an affiliated Company provided that Sotheby’s and Sotheby’s, Inc. remain responsible for the obligations of the Company hereunder. This Agreement shall remain in effect and be binding upon any successor or assign of Sotheby’s or Sotheby’s, Inc. including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) is the survivor of the Company or Sotheby’s, Inc. and/or that acquires the Company or Sotheby’s, Inc. and/or substantially all the assets of the Company or Sotheby’s, Inc. and such successor entity shall be deemed the “Company” or Sotheby’s, Inc., as the case may be, for purposes of this Agreement.

(9)	409A. Anything in this Agreement to the contrary notwithstanding,

(a)
It is intended that any amounts payable under this Agreement will either be exempt from or comply with Section 409A of the Internal Revenue Code and all regulations, guidance and other interpretive authority issued thereunder (“Section 409A”) so as not to subject you to payment of any additional tax penalty or interest imposed under Section 409A, and this Agreement will be interpreted on a basis consistent with such intent. References to termination of employment herein mean a termination of employment that constitutes a Separation from Service within the meaning of Section 409A.

(b)	To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)
Notwithstanding the payment dates set forth herein, if and to the extent necessary to prevent you from being subject to adverse tax consequences under Section 409A (as determined in good faith by the Company upon advice of the Company’s tax counsel) you shall not be paid the amounts under Paragraph 1 until the first day after the six month anniversary of your termination of employment date. The foregoing sentence shall not be applicable in the event of your death. All amounts payable under this Agreement shall be without interest if paid when due.

(10)
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to you at your home address set forth on the Company’s records (with a copy to Katzke & Morgenbesser LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105 Attention: Henry I. Morgenbesser, Esq.) and to the Company at Sotheby’s, 1334 York Avenue, New York, New York 10021, Attention: Executive Vice President and Worldwide Head of Human Resources, or to such other address as either party may have furnished to the other in writing in accordance herewith. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, except that notice of change of address shall be effective only upon receipt. Please review this Agreement carefully and, if it correctly states our agreement, sign and return to me the enclosed copy.

Very truly yours,
SOTHEBY’S
By: /S/ Susan S. Alexander
Susan S. Alexander Executive Vice President and Worldwide Head of Human Resources

Read, accepted and agreed to this 4 day of December, 2013
/S/ Alfredo Gangotena

EXHIBIT A
DEFINITIONS
“Cause” shall mean and be limited to:

a)	conviction of a felony crime;

b)	your fraud, willful malfeasance or gross negligence, in each case in connection with the performance of your duties for the Company which is materially injurious to the Company; or

c)	any material breach of this Agreement by you;
provided, however, that the Company shall provide you prior written notice, within thirty (30) days from the date on which the above-referenced event occurs, that the Company is terminating your employment for Cause and, if the event is curable, you shall have thirty (30) days following receipt of that written notice to correct such circumstances. “Good Reason” shall mean the occurrence of any of the following events without your consent:

a)	any material breach by the Company of this Agreement;

b)
your being required to relocate to a principal place of business more than fifty (50) miles outside New York, New York, except for travel reasonably required in the performance of your responsibilities; or

c)
any action by the Company that results in a material diminution in your authority, duties or responsibilities or a reduction of your then current base salary by 10% or more (except in connection with the termination of your employment for Cause or as a result of your death or Permanent Disability or temporarily as a result of your illness or other absence);

provided, however, that you shall provide the Company prior written notice, within thirty (30) days from the date one of the above-referenced events occurs constituting Good Reason, that you are terminating your employment for Good Reason, and the Company shall have thirty (30) days following the receipt of that written notice to correct such circumstances.
“Permanent Disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that has prevented you from continuing the performance of the essential functions of your position with reasonable accommodation for a period in excess of six (6) consecutive months.

EXHIBIT B
CERTAIN AGREEMENTS
Notice, Non-Compete, Non-Disparagement and Non-Solicitation Agreement.
You agree to give the Company not less than six months’ prior written notice of your intention to terminate your employment without Good Reason (other than on account of death of Permanent Disability) provided that you shall not be precluded (by your duty of loyalty or otherwise) from seeking other employment during this notice period or accepting other employment during this notice period that will commence after the end of this notice period.
Because you have specialized, unique confidential knowledge vital to the Company and the special nature of the services that you provide to the Company, you agree that during your employment and for twelve (12) months following your date of termination (“the Restricted Period”), you will not, without the consent of the Company, directly or indirectly: consult for, become employed by, provide services for, or solicit or accept any funds, loans or other consideration (other than in connection with your purchase or sale of your personal art and antiques in a manner consistent with the relevant Company policies with respect thereto) from

a)	Christie’s, Bonhams, or Phillips or any affiliate or successor of any of those entities anywhere in the world; or

b)
another entity whose principal business is conducting auctions, dealing in or making private sales of, collecting or advising with respect to any core collecting category in which the Company sells property within the prior twelve (12) months in the United States, United Kingdom, Hong Kong, Switzerland or France, or the art finance or art fund business.

You agree, during and after your employment, to refrain from disparaging the Company, its subsidiaries and affiliates, including, without limitation, making derogatory comments about the character or ability of the Company or its directors, officers, shareholders, agents or representatives. The foregoing non-disparagement covenant shall not apply to statements in proceedings to enforce your rights or defend your claims under this Agreement and other legally required testimony.
In addition to the foregoing, during the Restricted Period, you agree that you will not, either alone or in concert with others, and will not cause another to, in any such case, directly or indirectly

a)	hire, recruit, solicit or induce any Company employees to terminate their employment with the Company;

b)	solicit the business of, do business with, or seek to do business with, any client of the Company in any art related business in which the Company operates;

c)	encourage or assist any competitor of the Company to solicit or service any client of the Company in the art related business; or

d)	otherwise induce any client of the Company of which you are aware (or reasonably should be aware) to cease doing business with, or lessen its business with, the Company.

Nothing herein shall be construed to prevent you or your then employer from placing general advertisements soliciting employment provided that such advertisements are not targeted specifically at Company employees.
If at any time there is a judicial determination by any court of competent jurisdiction that the time period, geographical scope, or any other restriction contained in this Agreement is unenforceable against you, the provisions of this Agreement shall not be deemed void but shall be deemed amended to apply as to such maximum time period, geographical scope and to such other maximum extent as the court may judicially determine or indicate to be enforceable. You understand and agree that, during the Restricted Period, you are not prohibited from obtaining alternative employment subject to the provisions above.
Company Policies.
As a condition to your employment by the Company and in consideration for this Agreement, you agree to be bound by the Company’s Compliance Policies, including but not limited to, it’s Auction Rules, Code of Business Conduct and Ethics, Conflicts of Interest Policy, and Human Resources policies as in effect on the date of this Agreement, copies of which have been provided to you prior to the date of this Agreement, and hereafter in effect from time to time.
The provisions of this Exhibit B shall be part of your terms of employment and shall apply in the event of your termination of employment either during or after the Applicable Period.